Exhibit 16.1

July 17, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read Item ‘Change in Auditor’ of the Form F-1 for the year ended September 30, 2022 dated March 24, 2023 of Neural Sense Limited and Techlution Service Limited (the “Predecessor”) and are in agreement with the statements contained therein concerning Marcum Asia CPAs LLP. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Marcum Asia CPAs LLP

 Marcum Asia CPAs LLP

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com